- 1 -



            OPTION TO PURCHASE, JOINT VENTURE AND ROYALTY AGREEMENT
                               GOOD HOPE PROPERTY


THIS AGREEMENT made as of the  26TH day of FEBRUARY 2004.

BETWEEN:

            CONSOLIDATED GLOBAL MINERALS LTD., a company duly incorporated under the laws of the Province of Alberta, having an office at 3003 - 438 Seymour Street, Vancouver, British Columbia V6B 6H4

            (hereinafter called "Global")

                                                               OF THE FIRST PART

AND:

            DYNAMIC VENTURES LTD., a company duly incorporated under the laws of the Province of Alberta, having an office at 200 - 675 West Hastings Street, Vancouver, British Columbia V6B 1N2

            (hereinafter called the "Dynamic")

                                                         OF THE SECOND PART

WHEREAS:

A. Global is the beneficial owner of 100% of the right, title and interest in and to 97 unpatented lode mining claims situated in Elko County, Nevada, which claims are more particularly described in Schedule "A" attached hereto and forming part hereof (hereinafter together with any form of successor or substitute mineral tenure called the "Claims");

B. The parties now wish to enter into an agreement granting to Dynamic the exclusive right and option to acquire an undivided 60% of the right, title and interest of Global in and to the Claims on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises, covenants and agreements herein contained, the parties hereto agree as follows:

1.    INTERPRETATION

1.1   In this Agreement:

      (a) "Cease Trade Order" means the cease trade order issued against Dynamic by the Alberta Securities Commission on July 22, 1999;

      (b)   "Claims"  means  those  Claims  listed  in  Schedule   "A"  of  this
            Agreement;




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      (c)   "dollars" means legal currency of the United States of America;

      (d) "Effective Date" means the date that all parties have signed this Agreement;

      (e) "Expenditures" shall include all expenditures and costs made or incurred by Dynamic or its affiliates or assigns relating directly or indirectly to the Claims, including without limitation all expenditures and costs made or incurred: in doing geophysical, geochemical, land, airborne, environmental and/or geological examinations, assessments, assays, audits and/or surveys; in linecutting, mapping, trenching and staking; in searching for, digging, trucking, sampling, working, developing, mining and/or extracting ores, minerals and metals; in doing diamond and other drilling; in obtaining, providing, erecting, mining and milling including, without limitation, installing and operating mining plant, milling or other treatment plant, ancillary facilities, buildings, machinery, tools, appliances and/or equipment; in construction of access roads and other facilities on or for the benefit of the Claims or any part thereof, in transporting personnel, supplies, mining, milling or other treatment plant, buildings, machinery, tools, appliances or equipment in, to or from the Claims or any part thereof, in paying reasonable wages and salaries (including "fringe benefits") of personnel directly engaged in performing work on or with respect to the Claims; in payment of assessments or contributions under applicable employment legislation relating to workers' compensation, unemployment insurance and other applicable legislation or ordinances relating to such personnel; in supplying food, lodging and other reasonable needs for such personnel; in obtaining and maintaining any insurance; in the management of and accounting for work and providing supervisory, legal, accounting, consulting and other contract or professional services or facilities relating to work performed or to be performed hereunder, in paying any taxes, fees, charges, payments or rentals (including payments made in lieu of assessment work) or otherwise incurred to transfer the Claims or any part thereof or interest therein pursuant to this Agreement and to keep the Claims or any part thereof in good standing; in acquiring access and surface rights to the Claims; in carrying out any negotiations and preparing, settling and executing any agreements or other documents relating to environmental or indigenous peoples' claims, requirements or matters; in carrying out any requirements or prerequisites in order to obtain and obtaining all necessary or appropriate approvals, permits, consents or permissions relating to the carrying out of work, including, without limitation, environmental permits, approvals or consents; in carrying out reclamation or remediation; in improving, protecting, or perfecting title in the Claims or any part thereof, in carrying out mineral, soil, water, air or other testing; in preparing engineering, geological, financing, marketing or environmental studies and/or reports and test work related thereto; and in preparing one or more feasibility studies including any work or reports preliminary or supplementary thereto.

            Where Expenditures are charged to Dynamic by an affiliate of Dynamic for services rendered by such affiliate, such Expenditures shall not exceed the fair market value of the services rendered.

            The certificate of an officer of Dynamic or its affiliate setting forth the Expenditures incurred by Dynamic in reasonable detail shall be primafacie evidence of the same.

      (f) "Joint Venture" means the joint venture which may be formed by the parties pursuant to Subsection 6.1;




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                                     - 3 -



      (g) "Joint Venture Agreement" means the joint venture agreement to be entered into between the parties and containing the terms and conditions set out in Schedule "B";

      (h) "Mineral Products" means the products derived from operating the Claims as a mine;

      (i) "NSR Royalty" means a 3% net smelter returns royalty to be paid by Dynamic pursuant to Subsection 12.1, all as further set out in Schedule "C";

      (j)   "Net Smelter Returns" has the meaning set out in Schedule "C";

      (k)   "Operator" has the meaning set forth in the Joint Venture Agreement;

      (l) "Option" means the option granted by Global to Dynamic pursuant to Subsection 3.1;

      (m) "Post-Consolidated Shares" means up to 1,000,000 (ONE MILLION) common shares without par value in the capital stock of Dynamic, as constituted after Dynamic has completed the consolidation of its share capital on the basis of ten (10) existing shares being consolidated into one new share, to be allotted and issued to Global pursuant to Subsection 3.1.

2.    REPRESENTATIONS AND WARRANTIES

2.1   Each party represents and warrants to the other party hereto that:

      (a) it is a body corporate duty incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

      (b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

      (c) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party; and

      (d) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

2.2   Global represents and warrants to Dynamic that:

      (a) the Claims have been duly and validly staked and recorded, are accurately described in Schedule "A", are presently in good standing under the laws of the jurisdiction in which they are located and, except as set forth herein, are free and clear of all liens, charges and encumbrances;

      (b) Global is the sole beneficial owner of a 100% interest in and to the Claims and has the exclusive right to enter into this Agreement and all necessary authority to dispose of an undivided 60% interest in and to the Claims in accordance with the terms of this Agreement;



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                                     - 4 -




      (c)   Global is the registered owner of the Claims;

      (d) no person, firm or corporation has any proprietary or possessory interest in the Claims other than Global and no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Claims;

      (e) there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly or indirectly relate to or affect the Claims or the interests of Global therein nor is Global aware of any acts which would lead it to suspect that the same might be initiated or threatened;

      (f) there are no outstanding agreements or options to purchase or otherwise acquire the Claims or any portion thereof or any interest therein; and

      (g) to the best of the knowledge, information and belief of Global, there are no obligations or commitments for reclamation, closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to the Claims.

2.3 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Claims by Dynamic and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement.

3.    OPTION

3.1 Global hereby gives and grants to Dynamic the sole and exclusive right and option to acquire an undivided 60% of the right, title and interest of Global in and to the Claims in accordance with the terms of this Agreement for and in consideration of the following:

      (a) cash payments by Dynamic to Global totaling $90,000 and payable as follows:

            (i)   on the EFFECTIVE DATE                         -   $  15,000
            (ii)  on or before the first anniversary of
		  the EFFECTIVE DATE				-      20,000
            (iii) on or before the second anniversary of
	          the EFFECTIVE DATE				-      25,000
            (iv)  on or before the third anniversary of
                  the EFFECTIVE DATE				-      30,000
                  TOTAL                                             $  90,000

      (b) the issuance to Global and the delivery of certificates for a total of 1,000,000 Post - Consolidated Shares as follows:

            (i)   on MAY 1, 2004                                -     500,000
            (ii)  on or before NOVEMBER 1, 2004                 -     500,000
                  TOTAL                                             1,000,000



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      (c)   aggregate Expenditures of not less  than  $600,000 to be incurred by
            Dynamic, or its successors or assigns, on the Claims on or before the third anniversary of the EFFECTIVE DATE, and subject to Subsection 4.1, as follows:

            (i)   on or before the first anniversary of
		  the EFFECTIVE DATE				-   $ 100,000
            (ii)  on or before the second anniversary of
		  the EFFECTIVE DATE				-   $ 300,000
                                                             in the aggregate

            (iii) on or before the third anniversary of
		  the EFFECTIVE DATE				-   $ 600,000
                                                             in the aggregate

3.2   The  Post-Consolidated  Shares  to  be issued to Global will be subject to
      applicable  hold  periods  imposed  under   the   laws   of  the  relevant
      jurisdiction.

4.    EXPENDITURES

4.1 Global understands and confirms that the amounts required to be spent within the periods referred to in paragraph 3.1(c) are cumulative, aggregate amounts and that, accordingly, all Expenditures incurred in a particular period, including any excess in the amount of Expenditures required to be incurred to maintain the Option during such period, shall be carried over and included in the aggregate amount of Expenditures for the subsequent period.

4.2 Unless Global is the Operator, within 60 DAYS following the anniversary of the Effective Date each year, Dynamic shall deliver to Global a statement showing in reasonable detail the Expenditures incurred by Dynamic during the period just expired and the aggregate Expenditures incurred to the end of such period and Global shall have 45 DAYS from the time of receipt of such statement to question the accuracy thereof in writing, failing which such statement shall be deemed to be correct and unimpeachable thereafter. If Global is the Operator, a statement of Expenditures will not be required.

4.3 If a statement is delivered pursuant to Subsection 4.2 and is questioned by Global:

      (a) Global shall have TWO (2) MONTHS from the time of delivery of the statement to have such audited,

      (b) the audited results shall be final and determinative of the amount of Expenditures incurred for the audited period; provided that, if such audit discloses a deficiency in the amount of Expenditures required to be incurred to maintain its option in good standing, Dynamic may pay to Global the amount of such deficiency within 15 DAYS following receipt of notice of such audited results, whereupon such amount shall be deemed to have been Expenditures incurred during the audited period, and

      (c) the costs of the audit shall be borne by Global if Dynamic's statement was accurate within 1% and shall be borne by Dynamic if such statement was not accurate within 1%.

4.4 Notwithstanding paragraph 3.1(c), if Dynamic has not incurred the requisite Expenditures to maintain its option in good standing prior to the anniversary of the Effective Date of any given year, Dynamic may pay to Global, within 60 DAYS following the expiry of such period, the amount of the deficiency and such amount shall thereupon be deemed to have been Expenditures incurred by Dynamic during such period.




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5.    OPERATOR

5.1 Global will be the Operator until such time as the Joint Venture has been formed after which time the Operator shall be appointed in accordance with the terms of the Joint Venture Agreement.

5.2 The Operator shall be entitled to charge for management, supervision and administrative services, the full amount of which shall be included as Expenditures, as follows:

      (a) five percent (5%) of all expenditures or costs made or incurred by the Operator with a third party; and

      (b) ten percent (10%) of all expenditures or costs made or incurred by the Operator internally.

5.3 The Operator shall be responsible for preparing exploration programs and budgets and for carrying out the exploration programs on the Claims. Prior to carrying out any exploration program, the Operator shall first submit the proposed program and budget in writing to Global for approval by Global.

6.    JOINT VENTURE

6.1 Upon the exercise of the Option, Global will then have a period of 120 days in which to provide Dynamic with a written notice electing to either:

      (a) form the Joint Venture in which event the parties shall be deemed to have associated themselves as at the date thereof into a 60 (Dynamic) / 40 (Global) Joint Venture and enter into the Joint Venture Agreement containing substantially the terms and conditions set forth in Schedule "B"; or

      (b) not participate in a Joint Venture with Dynamic in which event Dynamic will be deemed to have earned an undivided 100% of the right, title and interest of Global in the Claims and Global shall be granted the NSR Royalty, as set out in Section 12.

7.    RIGHT OF ENTRY

7.1 During the currency of this Agreement, Dynamic, its employees, agents and independent contractors, will have the sole and exclusive right and option to:

      (a)   enter upon the Claims;

      (b)   have exclusive and quiet possession thereof,

      (c) do such prospecting, exploration, development or other mining work thereon and thereunder as Dynamic in its sole discretion may consider advisable;

      (d) bring and erect upon the Claims such facilities as Dynamic may consider advisable.

8.    TERMINATION

8.1   Subject to Subsection 22.1, this Agreement and the Option will terminate:




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                                     - 7 -



      (a) on MAY 1, 2004, unless on or before that date, Dynamic has allotted, issued and delivered to Global Certificates representing 500,000 Post-Consolidated Shares registered in the name of Global and Dynamic has paid to Global the sum of $15,000;

      (b) on the first anniversary of the EFFECTIVE DATE, unless Dynamic has paid Global the further sum of $20,000 and has incurred Expenditures of $100,000 on the Claims;

      (c) on NOVEMBER 1, 2004, unless Dynamic has allotted, issued, and delivered to Global Certificates representing a further 500,000 Post-Consolidated Shares registered in the name of Global;

      (d) on the second anniversary of the EFFECTIVE DATE, unless Dynamic has paid Global the further sum of $25,000 and has incurred Aggregate Expenditures of $300,000 on the Claims; and

      (e) on the third anniversary of the EFFECTIVE DATE, unless Dynamic has paid Global the further sum of $30,000 and has incurred aggregate Expenditures of $600,000 on the Claims.

8.2 Notwithstanding any other provision of this Agreement, Dynamic shall have the right at any time after payment and issuance of the amounts set out in sub-paragraphs 3.1(a)(i) and 3.1(b)(i) and prior to its exercise of the Option to give notice to Global terminating the Option and this Agreement. If Dynamic gives such notice of termination, then the Option and this Agreement shall terminate and Dynamic shall, subject to the provisions of
      Section 13, have no further rights or interest in the Claims and no further obligations or liabilities to Global (including in respect of any cash payments as contemplated in paragraph 3.1(a), any Expenditures as contemplated in paragraph 3.1(c) and the issuance of any Post-Consolidated Shares as contemplated in paragraph 3.1(b) which have not been made or issued).

9.    COVENANTS OF GLOBAL

9.1   During the currency of this Agreement and the Option, Global will:

      (a) not do any act or thing which would or might in any way adversely affect the rights of Dynamic hereunder to earn an undivided 60% interest in the Claims;

      (b) make available to Dynamic and its representatives all records and files in the possession of Global relating to the Claims, and permit Dynamic and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

      (c) promptly provide Dynamic with any and all notices and correspondence from government agencies in respect of the Claims.

10.   COVENANTS OF DYNAMIC

10.1  During the currency of this Agreement and the Option, Dynamic will:

      (a) keep the Claims free and clear of all liens, charges and encumbrances arising from its operations hereunder and in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard;



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                                     - 8 -




      (b) permit Global, or its representatives duly authorized by it in writing, at its own risk and expense, access to the Claims at all reasonable times and to all records prepared by Dynamic in connection with work done on or with respect to the Claims;

      (c) conduct all work on or with respect to the Claims in a careful and minerlike manner and in compliance with all applicable Federal, Provincial and local laws, rules, orders and regulations, and indemnify and save Global harmless from any and all claims, suits, actions made or brought against it as a result of work done by Dynamic on or with respect to the Claims;

      (d) obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance; and

      (e) make all filings and disclosures as required and within the time periods specified under all applicable securities legislation with respect to the allotment and issuance of the Shares pursuant to Subsection 3.1 of this Agreement.

11.   EXERCISE OF OPTION

11.1 Once Dynamic has made the payments totaling $90,000 as set out in paragraph 3.1(a), issued certificates for 1,000,000 Post-Consolidated Shares as set out in paragraph 3.1(b) and incurred or deemed to have incurred Expenditures totaling $600,000 as set out in paragraph 3.1(c), Dynamic will be deemed to have exercised the Option and to have earned an undivided 60% interest in and to the Claims and in all rights of Global with respect thereto.

11.2 Once Dynamic has exercised the Option, Global will have 120 days to provide Dynamic with the written notice of election set out in Subsection 6.1.

12.   NSR ROYALTY

12.1 If Global elects not to form the Joint Venture and elects to receive the NSR Royalty, Dynamic will pay to Global an annual royalty equal to THREE PERCENT (3.0%) of Net Smelter Returns, subject to Subsection 12.4.

12.2 Payment of the NSR Royalty will be made quarterly within 30 DAYS after the end of each yearly quarter based upon a year commencing on the 1ST day of MAY and expiring on the 30TH day of APRIL in any year in which production occurs. Within 60 DAYS after the end of each year for which the NSR Royalty is payable, the records relating to the calculation of Net Smelter Returns for such year will be audited by Dynamic and any adjustments in the payment of the NSR Royalty will be made forthwith after completion of the audit. All payments of the NSR Royalty for a year will be deemed final and in full satisfaction of all obligations of Dynamic in respect thereof if such payments or calculations thereof are not disputed by Global within 60 DAYS after receipt by Global of the said audit statement. Dynamic will maintain accurate records relevant to the determination of Net Smelter Returns and Global, or its authorized agent, shall be permitted the right to examine such records at all reasonable times.

12.3 The determination of Net Smelter Returns royalty hereunder is based on the premise that production will be developed solely on the Claims except that Dynamic will have the right to commingle ore mined from the Claims with ore mined and produced from other properties provided Dynamic will adopt



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                                     - 9 -



      and employ reasonable practices and procedures for weighing, sampling and assaying, in order to determine the amounts of products derived from, or attributable to ore mined and produced from the Claims. Dynamic will maintain accurate records of the results of such sampling, weighing and analysis with respect to any ore mined and produced from the Claims. Global or its authorized agent will be permitted the right to examine at all reasonable times such records pertaining to commingling of ore or to the calculation of Net Smelter Returns.

12.4 Dynamic shall have the right at any time to purchase up to two of the THREE royalty percentage points, and thus reduce the NSR Royalty from 3.0% to 1.0%, by paying to Global the sum of $1,000,000 for each royalty percentage point so purchased.

13.   OBLIGATIONS OF DYNAMIC AFTER TERMINATION

13.1  In the event of the termination of the Option, Dynamic will:

      (a) leave the Claims in good standing for a minimum of TWELVE (12) MONTHS under all applicable legislation, free and clear of all liens, charges and encumbrances arising from this Agreement or their operations hereunder and in a safe and orderly condition; and

      (b) deliver to Global within 60 DAYS of its written request a comprehensive report on all work carried out by Dynamic on the Claims (limited to factual matter only) together with copies of all maps, drill logs, assay results and other technical data compiled by Dynamic with respect to the Claims; and

      (c) have the right, and obligation on demand made by Global, to remove from the Claims within SIX (6) MONTHS of the effective date of termination all facilities erected, installed or brought upon the Claims by or at the instance of Dynamic provided that at the option of Global, any or all of facilities not so removed will become the property of Global; and

      (d) deliver to Global a duly executed transfer in registrable form of an undivided 100% right, title and interest in and to the Claims in favour of Global, or its nominee.

14.   TRANSFER OF TITLE

14.1 Upon the request of Dynamic, Global will deliver to Dynamic a duly executed transfer in registrable form of an undivided 60% right, title and interest in and to the Claims in favour of Dynamic which Dynamic will be entitled to register against title to the Claims provided that transfer of legal title to the Claims as set forth in this Subsection 14.1 is for administrative convenience only and beneficial ownership of an undivided 60% interest in the Claims will pass to Dynamic only in accordance with the terms and conditions of this Agreement.

15.   REGISTRATION OF AGREEMENT

15.1 Notwithstanding Subsection 14.1 of this Agreement, Dynamic or Global will have the right at any time to register this Agreement or a Memorandum thereof against title to the Claims.




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16.   DISPOSITION OF CLAIMS

16.1 Dynamic may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Claims and this Agreement provided that, at any time, Dynamic has first obtained the consent in writing of Global, such consent not to be unreasonably withheld and further provided that, at any time during the currency of this Agreement, any purchaser, grantee or transferee of any such interest will have first delivered to Global its agreement related to this Agreement and to the Claims, containing:

      (a) a covenant with Global by such transferee to perform all the obligations of Dynamic to be performed under this Agreement in respect of the interest to be acquired by it from Dynamic, and

      (b) a provision subjecting any further sale, transfer or other disposition of such interest in the Claims and this Agreement or any portion thereof to the restrictions contained in this Subsection 16.1.

16.2 The provisions or Subsection 16.1 of this Agreement will not prevent Dynamic from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

17.   ABANDONMENT OF PROPERTY

17.l At any time prior to the exercise of the Option, Dynamic shall have the unfettered right at any time to abandon all or any part of its interest in the Claims by delivering a notice in writing of its intention to do so to Global, such notice to list the part or parts of the Claims to be abandoned, and if within 30 DAYS of receipt of such notice Global delivers to Dynamic a notice ("Reacquisition Notice") stating its intention to reacquire all or part or parts of the Claims, Dynamic will deliver to Global duly executed recordable transfers of its interest in such part or parts of the Claims as Global has set forth in the Reacquisition Notice, such part or parts to be in good standing for at least twelve months beyond the date of delivery of such transfers and to be free and clear of all liens, charges, and encumbrances arising from the operations of Dynamic or its agents or subcontractors hereunder.

18.   CONFIDENTIAL NATURE OF INFORMATION

18.1 The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority having jurisdiction, or with the written consent of both parties, such consent not to be unreasonably withheld. Notwithstanding the foregoing, it is understood and agreed that a party will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

19.   FURTHER ASSURANCES

19.1 The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

20.   NOTICE

20.1 Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery or the same or by mailing the same by prepaid registered or certified mail in each case addressed as follows:

            (a)   if to Dynamic
                  200 - 675 West Hastings Street
                  Vancouver, B.C.  V6B 1N2
                  Attention:  Robert Fedun

            (b)   if to Global
                  3003 - 438 Seymour Street
                  Vancouver, B.C.  V6B 6H4
                  Attention:  George Heard

20.2 Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the tenth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

20.3 Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of giving notice hereunder.

21.   HEADINGS

21.1 The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

22.   DEFAULT

22.1 If any party (a "Defaulting Party") is in default of any requirement herein set forth, the party affected by such default will give written notice to the defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, if within 30 DAYS after the giving of notice of default by the affected party the Defaulting Party has cured the default by the appropriate performance and if the Defaulting Party fails within such period to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

23.   PAYMENT

23.1 All references to monies hereunder will be in United States funds except where otherwise designated. All payments to be made to any party hereunder will be mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in Canada or the United States as such party may designate from time to time by written notice. Said bank or banks will be deemed the agent of the designating party for the purpose of receiving, collecting and receiving such payment.

24.   ENUREMENT

24.1 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

25.   TERMS

25.1 The terms and provisions of this Agreement shall be interpreted in accordance with the laws of British Columbia.

26.   FORCE MAJEURE

26.1 No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an "Intervening Event").

26.2 All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in Subsection 26.1.

26.3 A party relying on the provisions of Subsection 26.1 will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

27.   ENTIRE AGREEMENT

27.1 This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

28.   OPTION ONLY

28.1 This Agreement provides for an option only, and except for the cash payment of $15,000 set out in paragraph 3.1(a)(i) hereof and the issuance of 500,000 Post-Consolidated Shares set out in paragraph 3.1(b)(i) (both of which are firm commitments), nothing herein contained shall be construed as obligating Dynamic to do any acts or make any payment hereunder and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating Dynamic to do any further act or make any further payment.

29.   CONDITION PRECEDENT

29.1 This Agreement is subject to the revocation of the Cease Trade Order on or before May 1, 2004.

30.   TIME OF ESSENCE

30.1  Time will be of the essence in this Agreement.

31.   ARBITRATION

31.1 Disputes between the parties arising out of or in connection with this Agreement or its interpretation shall be settled in accordance with this
      Section 31 and shall be settled in the first instance available. If amicable settlement cannot be reached within thirty (30) days following written notice by one party to the other party of the existence of any such dispute, the matter will be submitted to binding arbitration in accordance with the provisions of this Section 31.

31.2 Following the expiry of the thirty (30) day notice period, any party may refer any matter to arbitration by written notice to the others and, within ten days after receipt of such notice, the parties will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

31.3 If the parties cannot agree on a single arbitrator as provided in Subsection 31.2 either party may submit the matter to arbitration (before a single arbitrator) in accordance with the Commercial Arbitration Act of the Province of British Columbia (the "Act").

31.4 Except as specifically provided in this Section 31, an arbitration hereunder shall be conducted in accordance with the Act. The arbitrator shall fix a time and place in Vancouver, British Columbia for the purpose of hearing the evidence and representations of the parties and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this Section 31. After hearing any evidence and representations that the parties may submit, the arbitrator shall make an award and reduce the same to writing and deliver one copy thereof to each of the parties. The decision of the arbitrator will be made within 45 days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration shall be paid as specified in the award. The parties agree that the award of the single arbitrator shall be final and binding upon each of them and shall not be subject to appeal.

32.   ENFORCEMENT OF AGREEMENT

32.1 The covenants, promises, terms and conditions contained herein will be binding upon the parties jointly and severally and may be enforced by each as against each other inter se.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

DYNAMIC VENTURES LTD.


Per:    /s/ Robert Fedun
	--------------------
      	Authorized Signatory



CONSOLIDATED GLOBAL MINERALS LTD.


Per:    /s/ George Heard
	--------------------
      	Authorized Signatory

                                  SCHEDULE "A"
           to OPTION TO PURCHASE, JOINT VENTURE AND ROYALTY AGREEMENT
                               GOOD HOPE PROPERTY
                    made as of the 26th day of February 2004
                                    between
          Dynamic Ventures Ltd. and Consolidated Global Minerals Ltd.

                                  SCHEDULE "B"
           to OPTION TO PURCHASE, JOINT VENTURE AND ROYALTY AGREEMENT
                               GOOD HOPE PROPERTY
                    made as of the 26th day of February 2004
                                    between
          Dynamic Ventures Ltd. and Consolidated Global Minerals Ltd.

                                  SCHEDULE "C"
           to OPTION TO PURCHASE, JOINT VENTURE AND ROYALTY AGREEMENT
                               GOOD HOPE PROPERTY
                   made as of the 26th day of  February 2004
                                    between
          Dynamic Ventures Ltd. and Consolidated Global Minerals Ltd.


                              PRODUCTION ROYALTIES

Upon commencing production of valuable minerals from the property, Dynamic shall pay Global a royalty on production equal to three percent (3%) of net smelter returns. The term "net smelter returns" shall mean the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by
Dynamic:

         a) Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the property, but excluding any taxes on net income;

         b) Charges and costs, if any, for transportation from the mine or mill to places where the minerals are smelted, refined, and/or sold; and

c) Charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining.

In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Dynamic, charges, costs and penalties for such operations shall mean the amount Dynamic would have incurred if such operations were carried out at facilities not owned or controlled by Dynamic then offering comparable services for comparable products on prevailing terms.